SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  Ventas, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                          61-1055020
-----------------------------------------                    -------------------
(State of incorporation or organization)                        (IRS Employer
                                                             Identification No.)


3300 Aegon Center; 400 West Market Street
Louisville, Kentucky                                               40202
-----------------------------------------                    -------------------
(Address of principal executive offices)                         (Zip Code)



If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box. [X]              check the following box. [_]

Securities Act registration statement file number to which this form relates:_____________________
           (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class                     Name of Each Exchange on Which
    to be so Registered                     Each Class is to be Registered

Preferred Stock Purchase Rights                 New York Stock Exchange
--------------------------------------   ---------------------------------------

--------------------------------------   ---------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

--------------------------------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be
         Registered.

         On July 27, 1998, Ventas, Inc. a Delaware corporation (the "Company"), amended its Rights Agreement, dated as of July 20, 1993 (as amended, the "Rights Agreement"), between the Company and National City Bank (the "Rights Agent"), as amended by the First Amendment to Rights Agreement, dated as of August 11, 1995 and as amended by the Second Amendment to Rights Agreement, dated as of February 1, 1998, by adoption of the Third Amendment to Rights Agreement, dated as of July 27, 1998 (the "Third Amendment"). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Rights Agreement.

         The Third Amendment excluded Franklin Mutual Advisors, Inc. together with all Affiliates and Associates of Franklin Mutual Advisors, Inc. (collectively, "FMAI") and any other person who would constitute along with FMAI or any of its advisory clients, a "group" as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (collectively, the "FMAI Group"), from the definition of "Acquiring Person" until such time as the FMAI Group becomes the Beneficial Owner in the aggregate of more than 14.9% of the outstanding shares of Common Stock of the Company. The Third Amendment also made conforming changes.

         The foregoing description is qualified in its entirety by reference to the Third Amendment which is attached as an exhibit hereto and is incorporated herein by reference.



Item 2.  Exhibits.

Exhibit No.       Description
-----------       -----------

   (1) Third Amendment to Rights Agreement, dated as of July 27, 1998, between the Company and the Rights Agent.

                                    SIGNATURE



         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                     VENTAS, INC.



Date: July 27, 1998                  By: /s/ T. Richard Riney
                                         -----------------------------
                                     Name:   T. Richard Riney
                                     Title:  Vice President,
                                             General Counsel
                                             and Secretary